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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                       AMENDMENT NO. 1 TO CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JULY 30, 1998

                             PLAINS RESOURCES INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

          DELAWARE                   0-9808                13-2898764
  (STATE OF INCORPORATION)   (COMMISSION FILE NO.)      (I.R.S. EMPLOYER
                                                       IDENTIFICATION NO.)

500 DALLAS STREET, SUITE 700
    HOUSTON, TEXAS 77002                                      77002
    (ADDRESS OF PRINCIPAL                                  (ZIP CODE)
     EXECUTIVE OFFICES)

       Registrant's telephone number, including area code: (713) 654-1414

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  This Form 8-K/A amends the following items, financial statements, exhibits or other portions of the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 1998 by Plains Resources Inc. ("Plains Resources") in connection with the acquisition by Plains All American Inc., a wholly-owned subsidiary of Plains Resources, of three subsidiaries from Wingfoot Ventures Seven, Inc.:

ITEM 7. FINANCIAL STATEMENTS OF BUSINESS ACQUIRED AND EXHIBITS

(a) Financial Statements of Business Acquired

                                                                           PAGE
                                                                           ----
 WINGFOOT VENTURES SEVEN, INC.
  CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS:
    Consolidated Balance Sheets as of December 31, 1997 and June 30, 1998.  F-1
    Consolidated Statements of Income for the six months ended June 30,
     1997 and 1998........................................................  F-2
    Consolidated Statements of Cash Flows for the six months ended June
     30, 1997 and 1998....................................................  F-3
    Notes to Consolidated Financial Statements............................  F-4
 WINGFOOT VENTURES SEVEN, INC.
  CONSOLIDATED FINANCIAL STATEMENTS:
    Report of Independent Accountants.....................................  F-5
    Consolidated Balance Sheets as of December 31, 1996 and 1997..........  F-6
    Consolidated Statements of Operations and Accumulated Deficit for the
     years ended December 31, 1995, 1996 and 1997.........................  F-7
    Consolidated Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997..................................................  F-8
    Notes to Consolidated Financial Statements............................  F-9

(b) Pro Forma Financial Information (unaudited)

 PLAINS RESOURCES INC.
  PRO FORMA CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS:
    Introduction.......................................................... F-19
    Pro Forma Consolidated Balance Sheet as of June 30, 1998.............. F-20
    Pro Forma Consolidated Statement of Income for the six months ended
     June 30, 1998........................................................ F-21
    Pro Forma Consolidated Statement of Income for the year ended December
     31, 1997............................................................. F-22
    Notes to Pro Forma Consolidated Financial Statements.................. F-23

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 23, 1998

                                          Plains Resources Inc.

                                          By:       /s/ Phillip D. Kramer
                                             ----------------------------------
                                            NAME:   PHILLIP D. KRAMER
                                            TITLE:  EXECUTIVE VICE PRESIDENT
                                                    AND CHIEF FINANCIAL
                                                    OFFICER

                         WINGFOOT VENTURES SEVEN, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      DECEMBER 31,   JUNE 30,
                                                          1997         1998
                                                      ------------  -----------
                                                                    (UNAUDITED)
                       ASSETS
                       ------
CURRENT ASSETS
Cash................................................. $       104   $       150
Accounts receivable..................................      64,077        53,367
Receivable from affiliate............................          --        26,304
Working oil inventory................................       2,240         5,714
Prepaid expenses and other current assets............       5,179         6,577
                                                      -----------   -----------
Total current assets.................................      71,600        92,112
                                                      -----------   -----------
Property, plant and equipment........................   1,629,391     1,631,009
Less allowance for depreciation and amortization.....  (1,228,465)   (1,235,273)
                                                      -----------   -----------
                                                          400,926       395,736
                                                      -----------   -----------
Total assets......................................... $   472,526   $   487,848
                                                      ===========   ===========
        LIABILITIES AND STOCKHOLDER'S EQUITY
        ------------------------------------
CURRENT LIABILITIES
Accounts payable..................................... $    53,065   $    43,992
Benefits and compensation............................       1,834         1,459
Accrued expenses.....................................       1,591         1,872
Accrued interest to related party....................      34,121            --
Accrued taxes........................................       6,670         7,102
Short-term debt to related party.....................     102,439            --
Other current liabilities............................       1,071         1,080
                                                      -----------   -----------
Total current liabilities............................     200,791        55,505
LONG-TERM LIABILITIES
Long-term debt to related party......................     705,243            --
Deferred income taxes................................       7,130         6,830
Benefits and compensation............................       7,971         7,749
                                                      -----------   -----------
Total liabilities....................................     921,135        70,084
                                                      -----------   -----------
STOCKHOLDER'S EQUITY
Common stock, $100 par value, 1,000 shares
 authorized; issued and outstanding 12 shares........           1             1
Additional paid-in capital...........................     907,374     1,773,505
Accumulated deficit..................................  (1,355,984)   (1,355,742)
                                                      -----------   -----------
                                                        (448,609)       417,764
                                                      -----------   -----------
Total liabilities and stockholder's equity........... $   472,526   $   487,848
                                                      ===========   ===========

                See notes to consolidated financial statements.

                         WINGFOOT VENTURES SEVEN, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                           (UNAUDITED) (IN THOUSANDS)

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                                1997     1998
                                                              -------- --------
REVENUES..................................................... $541,698 $374,654
COST OF SALES AND OPERATIONS.................................  503,085  344,538
                                                              -------- --------
Gross margin.................................................   38,613   30,116
EXPENSES
Depreciation and amortization................................    8,145    6,808
General and administrative...................................    1,603    1,053
                                                              -------- --------
Total expenses...............................................    9,748    7,861
                                                              -------- --------
Operating income.............................................   28,865   22,255
Related party interest expense...............................   25,112   21,929
                                                              -------- --------
Income before income taxes...................................    3,753      326
Provision in lieu of income taxes............................      572       84
                                                              -------- --------
NET INCOME................................................... $  3,181 $    242
                                                              ======== ========


                See notes to consolidated financial statements.

                         WINGFOOT VENTURES SEVEN, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (UNAUDITED) (IN THOUSANDS)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................................  $  3,181  $    242
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation and amortization...........................     8,145     6,808
  Deferred income taxes...................................      (103)     (300)
Changes in assets and liabilities resulting from operating
 activities:
  Accounts receivable.....................................     5,064    10,710
  Receivable from affiliate...............................        --   (26,304)
  Working oil inventory, prepaid expenses and other
   current assets.........................................   (15,650)   (4,872)
  Accounts payable........................................    (5,886)   (9,073)
  Accrued taxes...........................................       225       432
  Accruals and other current liabilities..................   (26,903)  (34,206)
  Benefits and compensation...............................        40      (222)
                                                            --------  --------
Net cash used in operating activities.....................   (31,887)  (56,785)
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures......................................    (1,238)     (850)
Linefill..................................................    (3,236)     (768)
                                                            --------  --------
Net cash used in investing activities.....................    (4,474)   (1,618)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from capital contribution........................        --   866,131
Net proceeds (repayments) of debt to related party........    35,417  (807,682)
                                                            --------  --------
Net cash provided by financing activities.................    35,417    58,449
                                                            --------  --------
Net (decrease) increase in cash...........................      (944)       46
Cash, beginning of period.................................     1,448       104
                                                            --------  --------
Cash, end of period.......................................  $    504  $    150
                                                            ========  ========

                See notes to consolidated financial statements.

                         WINGFOOT VENTURES SEVEN, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1998

                                (IN THOUSANDS)
                                  (UNAUDITED)

1. THE COMPANY

  Wingfoot Ventures Seven, Inc. ("Wingfoot") is a wholly-owned subsidiary of The Goodyear Tire & Rubber Company ("Goodyear"). Wingfoot operates in the mid-stream segment of the energy transportation business and consists of four operating subsidiaries: All American Pipeline Company ("AAPL") and its wholly-owned subsidiary, Celeron Gathering Corporation ("CGC"), Celeron Trading and Transportation ("CT&T"), and Celeron Corporation ("CC"). AAPL is engaged in the operation of a heated crude oil pipeline which extends approximately 1,233 miles from Las Flores and Gaviota on the California coast to West Texas. As a common carrier AAPL charges transportation tariffs which must be filed with the Federal Energy Regulatory Commission ("FERC") and the Public Utilities Commission of the State of California ("CPUC"). CGC operates a proprietary crude oil gathering pipeline in the San Joaquin Valley area of California. CT&T is engaged in purchasing, selling and exchanging crude oil, a substantial portion of which is transported through AAPL's pipeline. CC provides management services to AAPL, CGC and CT&T.

  On March 21, 1998, a Stock Purchase Agreement ("the Agreement") was executed between Wingfoot and Plains All American Inc. ("PAAI"), a wholly-owned subsidiary of Plains Resources Inc., whereby all of the issued and outstanding shares of the capital stock of AAPL and CT&T would be sold to PAAI contingent upon, among other things, approval by the Federal Trade Commission and the CPUC. The net assets to be sold are comprised of assets and liabilities of AAPL, CGC and CT&T and include or exclude all assets and liabilities listed in certain Bills of Sale and Assumption Agreements included in the Agreement. In addition, the following items have been excluded from the net assets to be sold: all of Wingfoot's intercompany transactions with Goodyear; certain other liabilities; and debt and interest owed to Goodyear and its subsidiaries. On July 30, 1998, the Agreement was consummated by PAAI for approximately $400 million, including transaction costs.

2. ACCOUNTING POLICIES

  The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions of interim financial reporting as prescribed by the Securities and Exchange Commission. All material adjustments consisting only of normal recurring adjustments which, in the opinion of management, were necessary for a fair statement of the results for the interim periods, have been reflected. These consolidated unaudited interim financial statements should be read in conjunction with the annual consolidated financial statements of Wingfoot included elsewhere in this Form 8-K/A.

3. RELATED PARTY DEBT

  Pursuant to the Agreement, Wingfoot is obligated to repay the outstanding related party debt and accrued interest of certain of its subsidiaries prior to closing. On June 15, 1998, Goodyear made capital contributions of $866,131 and cash payments of $15,494 for repayments to Wingfoot. Upon receipt of the $881,625, Wingfoot paid Goodyear $865,219 ($843,269 for repayment of certain outstanding related party debt and accrued interest at December 31, 1997 and $21,950 for repayment of related party accrued interest from January 1, 1998 to May 29, 1998) and remitted the remaining $16,406 to Goodyear for payment of certain other liabilities to be assumed by Goodyear as a result of the Agreement.

4. SUBSEQUENT EVENT

  Pursuant to the Agreement, in July 1998, an affiliate of Goodyear repaid $26.3 million to Wingfoot. Concurrently, Wingfoot distributed $25.1 million to Goodyear.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Wingfoot Ventures Seven, Inc. (a wholly-owned subsidiary of
The Goodyear Tire and Rubber Company)

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Wingfoot Ventures Seven, Inc. (a wholly-owned subsidiary of The Goodyear Tire & Rubber Company) and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

San Francisco, California
July 27, 1998

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
                                   ASSETS
                                   ------
Cash................................................. $     1,448  $       104
Accounts receivable..................................      66,433       64,077
Working oil inventory................................       5,789        2,240
Prepaid expenses and other current assets............       4,862        5,179
                                                      -----------  -----------
    Total current assets.............................      78,532       71,600
                                                      -----------  -----------
Property, plant and equipment (Note 3)...............   1,578,450    1,629,391
Less--accumulated depreciation.......................  (1,148,002)  (1,228,465)
                                                      -----------  -----------
                                                          430,448      400,926
                                                      -----------  -----------
    Total assets..................................... $   508,980  $   472,526
                                                      ===========  ===========
                    LIABILITIES AND STOCKHOLDER'S EQUITY
                    ------------------------------------
Accounts payable..................................... $    67,097  $    53,065
Benefits and compensation............................       1,465        1,834
Accrued expenses.....................................       4,804        1,591
Accrued interest to related party (Note 4)...........      30,282       34,121
Accrued taxes........................................       8,594        6,670
Short-term debt to related party (Note 4)............      56,581      102,439
Other current liabilities............................         368        1,071
                                                      -----------  -----------
    Total current liabilities........................     169,191      200,791
Long-term debt to related party (Note 4).............     705,243      705,243
Deferred income taxes................................       7,833        7,130
Benefits and compensation............................       8,237        7,971
                                                      -----------  -----------
    Total liabilities................................     890,504      921,135
                                                      -----------  -----------
Commitments and contingencies (Note 12)
Stockholder's equity:
  Common stock, $100 par value--authorized 1,000
   shares; issued and outstanding 12 shares..........           1            1
  Additional paid-in capital.........................     907,374      907,374
  Accumulated deficit................................  (1,288,899)  (1,355,984)
                                                      -----------  -----------
    Total equity.....................................    (381,524)   (448,609)
                                                      -----------  -----------
  Total liabilities and stockholders' equity......... $   508,980  $   472,526
                                                      ===========  ===========

         The accompanying notes are an integral part of this statement.

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

         CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                             (DOLLARS IN THOUSANDS)

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           -----------------------------------
                                             1995        1996         1997
                                           ---------  -----------  -----------
Revenues (Note 11)........................ $ 619,277  $   929,299  $   992,318
                                           ---------  -----------  -----------
Expenses:
  Purchases, transportation, and storage..   482,130      791,729      892,618
  Property taxes..........................     7,100        8,500        7,450
  Operations and maintenance..............    28,573       25,812       23,084
  Depreciation and amortization (Note 3)..    39,276      894,638       80,463
  Loss on sale of pipeline assets.........     5,000           --           --
  Related party interest expense (Note 4).    50,869       49,000       52,745
  General and administrative..............     4,834        2,961        2,767
                                           ---------  -----------  -----------
    Total expenses........................   617,782    1,772,640    1,059,127
                                           ---------  -----------  -----------
Income (loss) before income taxes.........     1,495     (843,341)     (66,809)
(Benefit) charge in lieu of income taxes..      (324)       4,227          276
                                           ---------  -----------  -----------
Net income (loss).........................     1,819     (847,568)     (67,085)
Beginning accumulated deficit.............  (443,150)    (441,331)  (1,288,899)
                                           ---------  -----------  -----------
Ending accumulated deficit................ $(441,331) $(1,288,899) $(1,355,984)
                                           =========  ===========  ===========


         The accompanying notes are an integral part of this statement.

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                 -----------------------------
                                                   1995      1996       1997
                                                 --------  ---------  --------
Cash flows from operating activities
  Net income (loss)............................. $  1,819  $(847,568) $(67,085)
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
    Depreciation and amortization...............   39,276    894,638    80,463
    Loss on sale of pipeline assets.............    5,000         --        --
    Deferred income taxes.......................    2,341       (933)     (703)
  Changes in assets and liabilities resulting
   from operating activities:
    Accounts receivable.........................     (982)   (28,183)    2,356
    Working oil inventory.......................     (971)       305     3,549
    Prepaid expenses and other current assets...     (855)      (218)     (317)
    Accounts payable............................    2,898     41,316   (14,032)
    Benefits and compensation...................   (2,580)        --       103
    Accrued expenses............................      526     (1,596)   (3,213)
    Accrued interest to related party...........    4,841     (3,906)    3,839
    Accrued taxes...............................   (1,051)     4,149    (1,924)
    Other current liabilities...................      (31)       368       703
                                                 --------  ---------  --------
    Net cash provided by operating activities...   50,231     58,372     3,739
                                                 --------  ---------  --------
Cash flows from investing activities:
  Capital expenditures..........................   (4,319)    (3,983)   (2,463)
  Proceeds from sale of pipeline assets.........    1,998        125     1,249
  Linefill......................................   31,187     (2,870)  (49,727)
                                                 --------  ---------  --------
    Net cash provided by (used in) investing
     activities.................................   28,866     (6,728)  (50,941)
                                                 --------  ---------  --------
Cash flows from financing activities:
  Net (repayments) proceeds of debt to related
   party (Note 4)...............................  (84,060)   (51,024)   45,858
                                                 --------  ---------  --------
    Net cash (used in) provided by financing
     activities.................................  (84,060)   (51,024)   45,858
                                                 --------  ---------  --------
Net (decrease) increase in cash.................   (4,963)       620    (1,344)
Cash, beginning of the year.....................    5,791        828     1,448
                                                 --------  ---------  --------
Cash, end of the year........................... $    828  $   1,448  $    104
                                                 ========  =========  ========

         The accompanying notes are an integral part of this statement.

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1996 AND 1997

                            (DOLLARS IN THOUSANDS)

1. THE COMPANY

  Wingfoot Ventures Seven, Inc. ("Wingfoot") is a wholly-owned subsidiary of The Goodyear Tire & Rubber Company ("Goodyear or the Parent"). The Company operates in the mid-stream segment of the energy transportation business and consists of four operating subsidiaries; All American Pipeline Company ("AAPL") and its wholly-owned subsidiary, Celeron Gathering Corporation ("CGC"), Celeron Trading and Transportation ("CT&T"), and Celeron Corporation ("CC"). AAPL is engaged in the operation of a heated crude oil pipeline which extends approximately 1,233 miles from Las Flores and Gaviota on the California coast to West Texas. As a common carrier AAPL charges transportation tariffs which must be filed with the Federal Energy Regulatory Commission ("FERC") and the Public Utilities Commission of the State of California ("CPUC"). CGC operates a proprietary crude oil gathering pipeline in the San Joaquin Valley area of California. CT&T is engaged in purchasing, selling and exchanging crude oil, a substantial portion of which is transported through AAPL's pipeline. CC provides management services to AAPL, CGC and CT&T.

  On March 21, 1998, a Stock Purchase Agreement ("the Agreement") was executed between Wingfoot and Plains All American Inc. ("PAAI"), a wholly-owned subsidiary of Plains Resources Inc., whereby all of the issued and outstanding shares of the capital stock of AAPL and CT&T would be sold to PAAI contingent upon, among other things, approval by the Federal Trade Commission and the CPUC. The net assets to be sold are comprised of assets and liabilities of AAPL, CGC and CT&T and include or exclude all assets and liabilities listed in certain Bills of Sale and Assumption Agreements included in the Agreement. In addition, the following items have been excluded from the net assets to be sold: all of Wingfoot's intercompany transactions with Goodyear; certain other liabilities; and debt and interest owed to Goodyear and its subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of consolidation

  The consolidated financial statements include the accounts of Wingfoot and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Concentration of credit risk and major customers

  Financial instruments which potentially expose Wingfoot to concentrations of credit risk consist primarily of accounts receivable. Wingfoot's accounts receivable are primarily from major oil companies and their affiliates, as well as independent oil companies. Wingfoot generally requires its smaller independent customers to provide letters of credit. Although Wingfoot is directly affected by the financial well being of the oil and gas industry, management does not believe significant credit risk exists. Historically, credit losses have not been significant.

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1995, 1996 AND 1997

 Revenue recognition

  As a regulated interstate pipeline, AAPL recognizes revenues for the transportation of crude oil based upon FERC and CPUC filed tariff rates and the related transported volume. CT&T and CGC recognize revenue from the sale of crude oil to third parties at the time title to the product sold transfers to the purchaser.

 Statement of cash flows

  There was no cash used to pay income taxes during the years ended December 31, 1995, 1996 or 1997. Interest of $46,028, $52,906 and $48,906 was paid for the years ended December 31, 1995, 1996 and 1997, respectively.

 Working oil inventory

  Working oil inventory is carried at the lower of current market value or cost and determined under the last-in, first-out method.

 Property, plant and equipment

  Property, plant and equipment (the System) consists primarily of crude oil linefill and oil pipeline facilities, which include the cost of land, rights-of-way, pipe, pump station equipment, storage tanks, vehicles, material, labor, overhead and interest incurred during the construction period. Depreciation on oil pipeline facilities is computed using the straight-line method, principally over 37 years (see Note 3). Repairs and maintenance costs are charged to expense as incurred.

  The System is assessed for possible impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121). Under this standard, the occurrence of certain events may trigger a review of affected assets for possible impairment. An impairment is deemed to exist if the sum of undiscounted before-tax expected future cash flows for the asset are less than the asset's carrying value. If an impairment is indicated, the amount of the impairment is measured as the difference between the asset's fair market value and its carrying value. Where a market value is not available, it is approximated by Wingfoot's best estimate of the sum of discounted before-tax expected future cash flows. Impairment amounts are recorded as incremental depreciation in the period in which a specific event occurs (see Note 3).

 Income taxes

  Wingfoot and its subsidiaries' results are included in the consolidated federal income tax return of its parent, Goodyear. Tax losses and investment tax credits have been generated by AAPL and have been utilized in the consolidated federal income tax returns of Goodyear. In accordance with AAPL's tax sharing agreement with Goodyear, the tax benefits from the cumulative tax losses and investment tax credits are not payable by Goodyear to AAPL until such time as these credits can be utilized on the basis of a separate company tax computation. While Goodyear has realized tax benefits from losses and tax credits of AAPL in its consolidated return, AAPL will not receive reimbursement until a tax liability is incurred as calculated on a separate company basis. To the extent that future taxable income is generated, AAPL has a potential future net reimbursement from Goodyear for the benefit of prior years' tax losses and investment tax credits generated in the amount of approximately $573,000 and $569,000 at December 31, 1996 and 1997, respectively. Utilizing the stand-alone calculation

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1995, 1996 AND 1997

required by the tax sharing agreement, this potential reimbursement results in a net deferred tax asset on AAPL's balance sheet. Following the terms of the tax sharing agreement, the net asset has been fully offset by a valuation allowance.

  In connection with the Agreement, PAAI and Goodyear will execute an IRS
Section 338(h)(10) election that provides for a step-up in basis of the acquired assets, which will eliminate any deferred tax liability at the acquisition date. In addition, any future net reimbursement from Goodyear for the benefit of prior years' tax losses and investment tax credits will be extinguished.

  Wingfoot's provision for income taxes includes federal and state taxes currently payable and deferred taxes arising from temporary differences.

 Financial instruments

  Wingfoot utilizes New York Mercantile Exchange crude oil futures contracts to manage its exposure to price volatility for its crude trading activities. Specifically, Wingfoot enters into these contracts to hedge its firm commitments and anticipated transactions. All contracts permit settlement by physical delivery of crude oil. Gains and losses related to these contracts are deferred and recorded when the underlying hedged transaction occurs.

3. PROPERTY, PLANT AND EQUIPMENT

  The System consists of the following:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
      Oil pipeline facilities and linefill............ $ 1,578,450  $ 1,629,391
      Less: accumulated depreciation..................  (1,148,002)  (1,228,465)
                                                       -----------  -----------
                                                       $   430,448  $   400,926
                                                       ===========  ===========

  During 1996, industry developments occurred indicating that the quantities of California and Alaska North Slope crude oil expected to be tendered in the future to the System for transportation would be below prior estimates and that volumes of crude oil expected to be tendered to the System for transportation to markets outside of California in the future would be significantly lower than previously anticipated. As a result, management determined that the future cash flows expected to be generated by the System would be less than its carrying value. In accordance with SFAS 121, Wingfoot reduced the carrying value of the System to its fair value of $430,448 at December 31, 1996, and recorded a charge of $851,878.

  As a result of the Agreement, Wingfoot reviewed the System, which was held for use at December 31, 1997, for impairment since it was more likely than not that a sale would occur significantly before the end of its previously estimated remaining useful life. Management determined that the undiscounted before-tax future cash flows expected to be generated by the System would be less than its carrying value. In accordance with SFAS 121, Wingfoot reduced the carrying value of the System to its fair value of $400,926 at December 31, 1997, determined using discounted before-tax expected future cash flows from the System, and recorded a charge of $64,173. Such impairment was recorded as incremental depreciation expense in the Consolidated Statements of Operations and Accumulated Deficit.

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1995, 1996 AND 1997

4. DEBT

 Line of credit

  At December 31, 1996 and 1997 to satisfy margin requirements associated with its futures contracts, Wingfoot had a short-term uncommitted credit arrangement totaling $1,500 and $3,000, respectively, of which $1,162 and $2,973, respectively, was unused. This arrangement bears interest at London Interbank Offered Rate (LIBOR) plus 0.75%. There are no commitment fees or compensating balances associated with this arrangement.

 Short-term debt to related party

  Short-term debt at December 31, 1996 and 1997 represents advances from Goodyear and its subsidiaries. These advances do not accrue interest and are payable on demand. (See Note 13.)

 Long-term debt to related party

  On April 25, 1994, Wingfoot entered into a term loan with Goodyear and its subsidiaries under which Wingfoot may borrow up to $825,000. The loan bears interest annually, at a variable rate, generally tied to LIBOR and other factors relating to the borrowing capacity of Goodyear and its subsidiaries.

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
   Term loan due to an affiliate, interest at 12-month LIBOR
    plus 1 1/2%, 6.72% and 7.52% at December 31, 1996 and
    1997, respectively....................................... $705,243 $705,243
   Less amount due in one year...............................       --       --
                                                              -------- --------
                                                              $705,243 $705,243
                                                              ======== ========

  At December 31, 1996 and 1997, Wingfoot had an outstanding balance of $705,243 under this loan. Wingfoot is required to make annual mandatory principal repayments of $100,000 beginning April 30, 1999, $100,000 in 2000, $125,000 in 2001, $150,000 in 2002, $150,000 in 2003 and $80,243 in 2004.
Interest costs incurred through the term loan totaled $50,869, $49,000 and $52,745 for the years ended December 31, 1995, 1996, and 1997, respectively. Substantially all amounts outstanding were repaid subsequent to December 31, 1997 (see Note 13).

 Credit agreement

  On April 25, 1994, Wingfoot entered into a credit agreement with an affiliate under which Wingfoot may borrow up to $250,000. The agreement provides for a .10% per annum commitment fee on the daily average unused amount of the facility. The loan bears interest at a variable rate based on LIBOR. There is no balance outstanding at December 31, 1996 and 1997.

5. FINANCIAL INSTRUMENTS

  The carrying values of Wingfoot's accounts receivable, other current assets, accounts payable, accrued expenses, and other current liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The carrying value of Wingfoot's line of credit approximates fair value as interest rates are variable,

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1995, 1996 AND 1997

based upon prevailing rates for similar agreements. Deferred gains associated with Wingfoot's futures contracts at December 31, 1996 and 1997 totaled $13 and $1,071, respectively.

6. BOOK OVERDRAFTS

  At December 31, 1996 and 1997, Wingfoot had $3,281 and $626, respectively, in book overdrafts representing outstanding checks in excess of funds on deposit. These amounts have been included in accounts payable.

7. APPLICABILITY OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS (SFAS NO. 71)

  SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," provides guidance in preparing financial statements for entities with operations subject to rate-making authorities. The tariff rates of Wingfoot's pipeline are regulated by the FERC and the CPUC.

  Prior to commencement of operations in 1989, as allowed by FERC, Wingfoot had capitalized an Allowance for Funds Used During Construction (AFUDC) for rate-making purposes. The recording of any AFUDC represents the implicit cost of financing construction as if the construction was financed through a combination of borrowings and equity contributions. SFAS No. 71 requires that an AFUDC recorded for rate-making purposes should be recorded for financial reporting purposes as well, as long as there is reasonable assurance that costs incurred will be recoverable in the future.

  At year end 1996, Wingfoot did not expect to recover the costs that had been previously capitalized. Accordingly, Wingfoot has discontinued the application of SFAS No. 71 and in December 1996 adopted the provisions of SFAS No. 101, "Regulated Enterprise Accounting for the Discontinuation of Application of FASB Statement No. 71." This statement requires Wingfoot to eliminate the effects of any actions of regulators that had been recognized as an asset that would not have normally been recognized by a non-regulated entity. As the only cost capitalized under the provisions of SFAS No. 71 was AFUDC, no additional impairment was recorded as the AFUDC balance was included in the FAS No. 121 impairment writedown (see Note 3).

8. RELATED PARTY TRANSACTIONS

  During 1996, Wingfoot transferred long-term credits of $30,843 to Goodyear, increasing Wingfoot's long-term debt payable to Goodyear. Wingfoot has no further benefit or obligation related to these matters.

  Wingfoot's related party financing arrangements are described in Note 4.

  Affiliated companies provide personnel and support services to Wingfoot. For the years ended December 31, 1995, 1996 and 1997, Wingfoot incurred approximately $400, $361 and $477, respectively, for such services.

  Goodyear has guaranteed Wingfoot's obligations with various counter parties in connection with crude purchase agreements and crude exchanges made in the ordinary course of business (see Note 12).

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1995, 1996 AND 1997

9. EMPLOYEE BENEFIT PLANS

 Postretirement health care benefits

  Wingfoot provides its associates with health care benefits upon retirement. The healthcare benefits are provided by insurance companies through premiums based on expected benefits to be paid during the year. Portions of the healthcare benefits are not insured and are paid by the plan.

  The net periodic postretirement benefit cost:

                                                                FOR THE YEAR
                                                               ENDED DECEMBER
                                                                    31,
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
      Service cost............................................ $ 63  $ 71  $ 86
      Interest cost...........................................  185   183   186
      Net amortization........................................  (23)   (9)  (10)
                                                               ----  ----  ----
      Net periodic postretirement benefit cost................ $225  $245  $262
                                                               ====  ====  ====

  The following table sets forth the funded status and amounts recognized on Wingfoot's Consolidated Balance Sheet:

                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
Actuarial present value of accumulated benefit obligation:
  Retirees................................................... $(1,838) $(1,759)
  Vested active plan participants............................    (116)    (194)
  Other active plan participants.............................    (480)    (566)
                                                              -------  -------
Accumulated benefit obligation in excess of plan assets......  (2,434)  (2,519)
Unrecognized net (gain)......................................    (409)    (243)
                                                              -------  -------
Accrued postretirement benefit cost recognized on the
 Consolidated Balance Sheet.................................. $(2,843) $(2,762)
                                                              =======  =======

                                                               1995  1996  1997
                                                               ----  ----  ----
      The assumptions used were:
        Discount rate......................................... 7.75% 7.75% 7.75%
        Rate of increase in compensation levels............... 4.50  4.50  4.50

  An 8.00% annual rate of increase in the cost of health care benefits for retirees under 65 years of age and a 5.75% annual rate of increase for retirees 65 years or older is assumed in 1998. This rate gradually decreases to 5.00% in 2010 and remains at that level thereafter. To illustrate the significance of a 1.00% increase in the assumed healthcare cost trend, the accumulated benefit obligation would increase by $30 at December 31, 1997 and the aggregate service and interest cost by $3 for the year then ended.

  The Agreement specifies that postretirement healthcare benefit obligations for only non-vested employees will be assumed by PAAI. PAAI does not intend to continue such benefits subsequent to the acquisition. After the close of the sale, postretirement healthcare benefits for retirees and vested employees will be funded by Goodyear.

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1995, 1996 AND 1997

 Pension plan

  Substantially all of Wingfoot's associates participate in the pension plan of CC. CC makes contributions to the pension plan equal to the amount accrued for pension costs.

  Net periodic pension (credit) follows:

                                                        FOR THE YEAR ENDED
                                                           DECEMBER 31,
                                                       -----------------------
                                                       1995    1996     1997
                                                       -----  -------  -------
      Service Cost.................................... $ 305  $   315  $   340
      Interest Cost...................................   544      578      616
      Expected return on plan assets..................  (990)  (1,292)  (1,536)
      Amortization....................................  (187)    (222)    (323)
                                                       -----  -------  -------
      Net periodic pension (credit)................... $(328) $  (621) $  (903)
                                                       =====  =======  =======

  The following table sets forth the funded status and amounts recognized on Wingfoot's Consolidated Balance Sheet dated December 31, 1996 and 1997. At the end of 1996 and 1997, assets exceeded accumulated benefits. Plan assets are invested primarily in common stocks and fixed income securities.

                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
      Actuarial present value of benefit obligations:
      Vested benefit obligation.............................. $(5,380) $(5,625)
                                                              -------  -------
      Accumulated benefit obligation.........................  (6,796)  (7,434)
                                                              -------  -------
      Projected benefit obligation...........................  (8,115)  (9,073)
      Plan assets............................................  17,234   21,446
                                                              -------  -------
      Projected benefit obligation less than plan assets.....   9,119   12,373
      Unrecognized net gain..................................  (3,775)  (6,313)
      Unrecognized prior service cost........................     (55)     (51)
      Unrecognized net (assets) at transition................  (1,238)  (1,054)
      Adjustment required to recognize minimum liability.....      --       --
                                                              -------  -------
      Pension asset recognized on the Consolidated Balance
       Sheets................................................ $ 4,051  $ 4,955
                                                              =======  =======

  In connection with the sale, CC has amended the Pension Plan document to provide for an election to participants to request a lump-sum or annuity distribution of vested benefits, for a six-month period after July 31, 1998, the expected consummation date of the sale of Wingfoot. Further, on July 31, 1998, the accrued benefits under the Plan will be frozen and will become the responsibility of Goodyear. This amendment has been approved by CC's Board of Directors.

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1995, 1996 AND 1997

 Management plans

  AAPL and CC have two non-qualified, unfunded plans that cover certain past management and designated current management. The net periodic pension cost for these plans consisted of:

                                                                FOR THE YEAR
                                                               ENDED DECEMBER
                                                                    31,
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
      Interest Cost........................................... $416  $409  $375
      Amortization of Gain....................................  (28)   (2)  (11)
                                                               ----  ----  ----
      Net periodic pension cost............................... $388  $407  $364
                                                               ====  ====  ====

  The funded status of these plans consisted of:

                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
      Actuarial present value of benefit obligations:
      Vested benefit obligation.............................. $(3,122) $(2,822)
                                                              -------  -------
      Accumulated benefit obligation.........................  (3,122)  (2,822)
                                                              -------  -------
      Projected benefit obligation...........................  (5,164)  (4,838)
      Plan assets............................................      --       --
                                                              -------  -------
      Projected benefit obligation less than plan assets.....  (5,164)  (4,838)
      Unrecognized net gain..................................    (332)    (369)
      Adjustment required to recognize minimum liability.....     (42)      --
                                                              -------  -------
      Pension liability recognized on the Consolidated
       Balance Sheet......................................... $(5,538) $(5,207)
                                                              =======  =======

  Under the Agreement, the liability associated with the management plans will not be transferred to PAAI. The vested benefits under the management plans will be paid by Goodyear.

  Significant assumptions used in the calculation of pension expense and obligations for the pension and management plans were:

                                                               1995  1996  1997
                                                               ----- ----- -----
      Discount rate........................................... 7.75% 7.75% 7.50%
      Rate of increase in compensation levels................. 5.00% 5.00% 5.00%
      Expected long-term rate of return on plan assets........ 9.00% 9.00% 9.00%

 Employee Savings Plan

  Substantially all of Wingfoot's associates are eligible to participate in a savings plan administered by Goodyear. Under this plan associates elect to contribute a percentage of their pay. In 1995, 1996 and 1997, the plan provided for Wingfoot's matching of these contributions (up to a maximum of 6.00% of the associate's annual pay or, if less, $9,500) at a rate of 50.00%. Wingfoot's contributions were $251, $229 and $172 for the years ended December 31, 1995, 1996 and 1997, respectively. In connection with the sale, Wingfoot's associates can no longer contribute to the savings plan after the closing. All vested Wingfoot contributions will be funded by Goodyear.

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1995, 1996 AND 1997

10. INCOME TAXES

  Wingfoot's effective income tax rate varied from the statutory U.S. federal income tax rate of 35% due to state taxes and the valuation allowance recorded to offset net deferred tax assets.

  Deferred tax liabilities at December 31, 1996 and 1997 result primarily from temporary differences between book and tax treatments of depreciation, and capitalized construction costs, including interest. Deferred tax assets at December 31, 1996 and 1997 result primarily from AAPL's prior year tax losses and investment tax credits. The resulting deferred tax assets have been fully offset by a valuation allowance of $202,000 and $488,000 at December 31, 1996 and 1997, respectively.

  Wingfoot records its deferred taxes on a tax jurisdiction basis and classifies the net deferred tax amounts as current or non-current based on the balance sheet classifications of the related assets or liabilities. Based on this methodology, Wingfoot has recorded its net deferred tax liability as long-term.

  The provision for income taxes consists of the following:

                                                             DECEMBER 31,
                                                         ----------------------
                                                          1995     1996   1997
                                                         -------  ------  -----
      Federal:
        Current......................................... $(3,505) $4,320  $ 139
        Deferred........................................   2,341    (933)  (703)
      State:
        Current.........................................     840     840    840
                                                         -------  ------  -----
      Charge/(benefit) in lieu of income taxes.......... $  (324) $4,227  $ 276
                                                         =======  ======  =====

  In connection with the Agreement, PAAI and Goodyear will execute an IRS section 338(h)(10) election (see Note 2).

11. REVENUES ATTRIBUTABLE TO MAJOR CUSTOMERS

  During 1995, sales to three companies accounted for 64% (32% to Company B, 18% to Company A and 14% to Company D) of Wingfoot's total revenues. During 1996, sales to two companies accounted for 38% (21% to Company B and 17% to Company A) of Wingfoot's total revenues. Sales to three companies accounted for 46% (18% to Company A, 15% to Company B and 13% to Company C) of Wingfoot's total revenue during 1997. No other single customer accounted for as much as 10% of total sales during 1995, 1996 or 1997.

                         WINGFOOT VENTURES SEVEN, INC.

       (A WHOLLY-OWNED SUBSIDIARY OF THE GOODYEAR TIRE & RUBBER COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1995, 1996 AND 1997

12. COMMITMENTS AND CONTINGENCIES

  Wingfoot leases office space under leases accounted for as operating leases. Rental expense amounted to $1,605, $1,195 and $981 for the years ended December 31, 1995, 1996 and 1997, respectively. Minimum rental payments under operating leases are as follows:

                                                                       OPERATING
      YEAR ENDING DECEMBER 31,                                          LEASES
      ------------------------                                         ---------
        1998..........................................................  $  924
        1999..........................................................     893
        2000..........................................................     878
        2001..........................................................     874
        2002..........................................................     875
        Thereafter....................................................   3,273
                                                                        ------
                                                                        $7,717
                                                                        ======

  Wingfoot incurred costs associated with leased land, rights-of-way, permits and regulatory fees of $701, $590, and $479 for the years ended December 31, 1995, 1996, and 1997, respectively. At December 31, 1997, minimum future payments, net of sublease income, associated with these contracts are approximately $476 for the following year. Generally these contracts extend beyond one year but can be canceled at any time should they not be required for operations.

  In connection with its crude oil marketing, Goodyear provides certain parties with Parent Guaranties to secure Wingfoot's obligation for the purchase of crude oil. Generally, these Guaranties are issued from one year to unlimited periods. At December 31, 1997, Wingfoot had outstanding letters of credit of approximately $2,860. Such letters of credit are secured by the crude inventory and accounts receivable of Wingfoot and are guaranteed by Goodyear.

  In order to receive electrical power service at certain remote locations, Wingfoot has entered into facilities contracts with several utility companies. These facilities charges are calculated periodically based upon, among other factors, actual electricity energy used. Minimum future payments for these contracts at December 31, 1997 are approximately $760 annually for each of the next five years.

  At December 31, 1997, Wingfoot was not a subject of any significant litigation, loss contingencies or other claims. Under the terms of the Agreement, Wingfoot has agreed in certain circumstances to indemnify PAAI, above a minimum aggregate amount and subject to a limitation, as defined in the Agreement, for losses arising from future litigation, loss contingencies and claims relating to events that occurred prior to the closing date.

13. SUBSEQUENT EVENTS

  Pursuant to the Agreement, Wingfoot is obligated to repay the outstanding related party debt and accrued interest of certain of its subsidiaries prior to closing. On June 15, 1998, Goodyear made capital contributions of $866,131 and cash payments of $15,494 for repayments to Wingfoot. Upon receipt of the $881,625, Wingfoot paid Goodyear $865,219 ($843,269 for repayment of certain outstanding related party debt and accrued interest at December 31, 1997 and $21,950 for repayment of related party accrued interest from January 1, 1998 to May 29, 1998) and remitted the remaining $16,406 to Goodyear for payment of certain other liabilities to be assumed by Goodyear as a result of the Agreement.

                PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
                             PLAINS RESOURCES INC.

  The following pro forma consolidated financial statements are based upon the historical financial statements of Plains Resources Inc. ("Plains Resources"), and Wingfoot Ventures Seven, Inc. ("Wingfoot"), a wholly owned subsidiary of The Goodyear Tire & Rubber Company ("Goodyear"). The pro forma financial statements reflect the July 30, 1998 acquisition (the "Acquisition") by Plains All American Inc. ("PAAI"), a wholly owned subsidiary of Plains Resources of all of the outstanding capital stock of the All American Pipeline Company, Celeron Gathering Corporation and Celeron Trading & Transportation Company (collectively, the "Celeron Companies", which comprise substantially all of Wingfoot) from Wingfoot for approximately $400 million in cash. The Acquisition was financed in part through a borrowing of $300 million under PAAI's $325 million limited recourse bank facility (the "PAAI Credit Facility") (a portion of which funded initial working capital) and a capital contribution of $114 million from Plains Resources, $85 million of which represents the proceeds from the issuance by Plains Resources of its Series E Preferred Stock. The Acquisition was accounted for by PAAI using the purchase method of accounting.

  The unaudited pro forma consolidated financial statements are presented based on adjustments to the historical financial statements of Plains Resources and Wingfoot and are not necessarily indicative of future operations of Plains Resources. The unaudited pro forma financial statements should be read in conjunction with the notes thereto and the historical financial statements of Wingfoot, included in Item 7(a) of this Form 8-K/A. In addition, reference should by made to the historical financial statements of Plains Resources included in Form 10-K for the year ended December 31, 1997, and included in Form 10-Q for the six months ended June 30, 1998, filed with the Securities and Exchange Commission.

  The following pro forma adjustments have been prepared as if the transactions described above had taken place on June 30, 1998, in the case of the Pro Forma Consolidated Balance Sheet or as of January 1, 1997, in the case of the Pro Forma Consolidated Income Statement for the year ended December 31, 1997, or as of January 1, 1998 in the case of the Pro Forma Consolidated Income Statement for the six months ended June 30, 1998.

                             PLAINS RESOURCES INC.

                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 JUNE 30, 1998
                                 (IN THOUSANDS)

                                   HISTORICAL                 PRO FORMA
                              ---------------------  ----------------------------
                               PLAINS                ACQUISITION
                              RESOURCES   WINGFOOT   ADJUSTMENTS  NOTE  COMBINED
                              ---------  ----------  -----------  ---- ----------
           ASSETS
CURRENT ASSETS
Cash and cash equivalents...  $ 31,584   $      150  $ (405,386)    A  $   11,261
                                                        385,000     B
                                                            (87)    C
Accounts receivable.........    89,840       53,367       1,004     C     144,211
Receivable from affiliate...        --       26,304     (25,104)    D       1,200
Inventory...................    32,132        5,714                        37,846
Prepaids and other..........       470        6,577      (5,431)    C       1,616
                              --------   ----------  ----------        ----------
Total current assets........   154,026       92,112     (50,004)          196,134
                              --------   ----------  ----------        ----------
PROPERTY AND EQUIPMENT
Oil and natural gas
 properties--full cost
 method:
  Subject to amortization...   539,222           --       4,455     A     543,677
  Not subject to
   amortization.............    54,715           --          --            54,715
Midstream assets, primarily
 pipeline and terminalling
 and storage facilities.....    35,691    1,631,009     390,080     A     425,771
                                                     (1,631,009)    A
Other property and
 equipment..................     8,764           --          --             8,764
                              --------   ----------  ----------        ----------
                               638,392    1,631,009  (1,236,474)        1,032,927
Less--accumulated
 depreciation...............  (193,328)  (1,235,273)  1,235,273     A    (193,328)
                              --------   ----------  ----------        ----------
                               445,064      395,736      (1,201)          839,599
                              --------   ----------  ----------        ----------
OTHER ASSETS................    16,728           --       4,687     A      21,415
                              --------   ----------  ----------        ----------
                              $615,818   $  487,848  $  (46,518)       $1,057,148
                              ========   ==========  ==========        ==========
      LIABILITIES AND
    STOCKHOLDERS' EQUITY
    --------------------
CURRENT LIABILITIES
Accounts payable and accrued
 liabilities................  $101,844   $   55,505  $   (3,978)    C  $  153,371
Interest payable............     7,090           --          --             7,090
Royalties payable...........     4,475           --          --             4,475
Notes payable and other
 current obligations........    18,411           --          --            18,411
                              --------   ----------  ----------        ----------
Total current liabilities...   131,820       55,505      (3,978)          183,347
BANK DEBT...................   136,000           --          --           136,000
SUBORDINATED DEBT...........   202,546           --          --           202,546
OTHER LONG-TERM DEBT........     3,067           --     300,000     B     303,067
OTHER LONG-TERM LIABILITIES.     4,937       14,579       4,455     A       9,740
                                                        (14,231)    C
                              --------   ----------  ----------        ----------
                               478,370       70,084     286,246           834,700
                              --------   ----------  ----------        ----------
SERIES E CUMULATIVE
 CONVERTIBLE PREFERRED
 STOCK, STATED AT
 LIQUIDATION PREFERENCE.....        --           --      85,000     B      85,000
                              --------   ----------  ----------        ----------
NON-REDEEMABLE PREFERRED
 STOCK, COMMON STOCK AND
 OTHER STOCKHOLDERS' EQUITY
Preferred Stock.............    21,299           --          --            21,299
Common Stock................     1,685            1          (1)    A       1,685
Additional Paid in Capital..   124,278    1,773,505  (1,773,505)    A     124,278
Retained Earnings...........    (9,814)  (1,355,742)  1,367,151     A      (9,814)
                                                         13,695     C
                                                        (25,104)    D
                              --------   ----------  ----------        ----------
                               137,448      417,764    (417,764)          137,448
                              --------   ----------  ----------        ----------
                              $615,818   $  487,848  $  (46,518)       $1,057,148
                              ========   ==========  ==========        ==========

            See notes to pro forma consolidated financial statements

                     PLAINS RESOURCES INC. AND SUBSIDIARIES

              PRO FORMA CONSOLIDATED INCOME STATEMENT (UNAUDITED)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       HISTORICAL             PRO FORMA
                                   ------------------ -------------------------
                                    PLAINS
                                   RESOURCES WINGFOOT ADJUSTMENTS NOTE COMBINED
                                   --------- -------- ----------- ---- --------
REVENUE
Oil and natural gas sales........  $ 51,711  $     --  $     --        $ 51,711
Marketing, pipeline, terminalling
 and storage.....................   330,683   374,654        --         705,337
Interest and other income........       619        --        --             619
                                   --------  --------  --------        --------
                                    383,013   374,654        --         757,667
                                   --------  --------  --------        --------
EXPENSES
Oil and gas production expenses..    25,673        --        --          25,673
Purchases, transportation,
 operations and maintenance......   321,483   344,538       619    H    665,988
                                                           (652)   J
General and administrative.......     4,813     1,053        --           5,866
Depreciation, depletion and
 amortization....................    13,593     6,808    (6,808)   E     18,190
                                                          4,597    F
Interest expense.................    12,866    21,929   (21,929)   G     25,586
                                                         12,720    K
                                   --------  --------  --------        --------
                                    378,428   374,328   (11,453)        741,303
                                   --------  --------  --------        --------
NET INCOME BEFORE INCOME TAXES...     4,585       326    11,453          16,364
Income tax expense (benefit).....     1,736        84     4,562    L      6,382
                                   --------  --------  --------        --------
NET INCOME.......................  $  2,849  $    242  $  6,891        $  9,982
                                   ========  ========  ========        ========
Preferred stock dividends........       628        --     4,038    M      4,666
                                   --------  --------  --------        --------
NET INCOME AVAILABLE TO COMMON
 STOCKHOLDERS....................  $  2,221  $    242  $  2,853        $  5,316
                                   ========  ========  ========        ========
Earnings per share:
  Basic..........................  $   0.13                        N   $   0.32
                                   ========                            ========
  Diluted........................  $   0.12                        N   $   0.29
                                   ========                            ========
Weighted Average Number of Common
 and Common Equivalent Shares:
  Basic..........................    16,772                         N    16,772
                                   ========                            ========
  Diluted........................    18,411                         N    18,411
                                   ========                            ========

            See notes to pro forma consolidated financial statements

                     PLAINS RESOURCES INC. AND SUBSIDIARIES

              PRO FORMA CONSOLIDATED INCOME STATEMENT (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  HISTORICAL                PRO FORMA
                             --------------------  ---------------------------
                              PLAINS
                             RESOURCES  WINGFOOT   ADJUSTMENTS NOTE  COMBINED
                             --------- ----------  ----------- ---- ----------
REVENUE
Oil and natural gas sales... $109,403  $       --    $    --        $  109,403
Marketing, pipeline,
 terminalling and storage...  752,522     992,318         --         1,744,840
Interest and other income...      319          --         --               319
                             --------  ----------    -------        ----------
                              862,244     992,318         --         1,854,562
                             --------  ----------    -------        ----------
EXPENSES
Oil and gas production
 expenses...................   45,486          --         --            45,486
Purchases, transportation,
 operations and
 maintenance................  740,042     923,152        932     H   1,663,214
                                                         391    I
                                                      (1,303)   J
General and administrative..    8,340       2,767       (703)   H       10,290
                                                        (114)   I
Depreciation, depletion and
 amortization...............   23,778      80,463    (80,463)   E       32,972
                                                       9,194    F
Interest expense............   22,012      52,745    (52,745)   G       48,744
                                                      26,732    K
                             --------  ----------    -------        ----------
                              839,658   1,059,127    (98,079)        1,800,706
                             --------  ----------    -------        ----------
NET INCOME (LOSS) BEFORE
 INCOME TAXES...............   22,586     (66,809)    98,079            53,856
Income tax expense..........    8,327         276     12,401    L       21,004
                             --------  ----------    -------        ----------
NET INCOME (LOSS)........... $ 14,259  $  (67,085)   $85,678        $   32,852
                             ========  ==========    =======        ==========
Preferred stock dividends...      163          --      8,075    M        8,238
                             --------  ----------    -------        ----------
NET INCOME (LOSS) AVAILABLE
 TO COMMON STOCKHOLDERS..... $ 14,096  $  (67,085)   $77,603        $   24,614
                             ========  ==========    =======        ==========
Earnings per share:
  Basic..................... $   0.85                           N   $     1.48
                             ========                               ==========
  Diluted................... $   0.77                           N   $     1.35
                             ========                               ==========
Weighted Average Number of
 Common and Common
 Equivalent Shares
  Basic.....................   16,603                            N      16,603
                             ========                               ==========
  Diluted...................   18,204                            N      18,204
                             ========                               ==========

            See notes to pro forma consolidated financial statements

                      PLAINS ALL AMERICAN PIPELINE, L.P.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

 The unaudited Pro Forma Consolidated Balance Sheet reflects the following adjustments:

  A. Reflects the consummation of the Acquisition and the related purchase accounting entries. The purchase price was allocated in accordance with APB 16 as follows (in thousands):

      Midstream assets................................................ $390,080
      Oil and natural gas properties..................................    4,455
      Other assets (debt issue costs).................................    5,987
      Net working capital items.......................................   10,619
                                                                       --------
                                                                       $411,141
      Deferred tax liability..........................................    4,455
                                                                       --------
      Cash paid....................................................... $406,686
                                                                       ========

Additionally, Wingfoot equity accounts were eliminated to reflect the purchase. Approximately $1.3 million in transaction costs related to the Acquisition which are included in the purchase price allocation are reflected in Other Assets in the accompanying historical consolidated balance sheet of Plains Resources at June 30, 1998. The increase in oil and natural gas properties subject to amortization and other long-term liabilities of approximately $4.5 million relates to increased state deferred taxes owed by Plains Resources as a direct result of the Acquisition. Such increase was allocated to oil and natural gas properties subject to amortization because it primarily relates to the temporary differences between the book and tax bases of the Plains Resources' oil and natural gas properties.

  B. Reflects the financing for the Acquisition which was provided through (i) a $300 million borrowing under the $325 million PAAI Credit Facility (a portion of which funded initial working capital) and (ii) an approximate $114 million capital contribution by Plains Resources. Approximately $29 million of such capital contribution was made in the first quarter of 1998 and the remaining $85 million was provided by a privately placed issuance of Plains Resources' Series E Cumulative Convertible Preferred Stock.

  On July 30, 1998, Plains Resources sold in a private placement 170,000 shares of its Series E Preferred Stock for $85 million. Each share of the Series E Preferred Stock has a stated value of $500 per share and bears a dividend of 9.5% per annum. Dividends are payable semi-annually in either cash or additional shares of Series E Preferred Stock at Plains Resources' option and are cumulative from the date of issue. Each share of Series E Preferred Stock is convertible into 27.78 shares of Common Stock (an initial effective conversion price of $18.00 per share) and in certain circumstances may be converted at Plains Resources' option into common stock if the average trading price for any thirty-day trading period is equal to or greater than $21.60 per share. The Series E Preferred Stock is redeemable at the option of Plains Resources after March 31, 1999, at 110% of stated value and at declining amounts thereafter. If not previously redeemed or converted, the Series E Preferred Stock is required to be redeemed in 2012.

  The PAAI Credit Facility is guaranteed by the Celeron Companies and is secured by the assets of PAAI and the Celeron Companies, including all pipelines, gathering lines, available accounts receivable, linefill, inventory and the capital stock of the Celeron Companies. The PAAI Credit Facility consists of (i) a $100 million reducing, revolving line of credit with a $30 million sub-limit for letters of credit ("Tranche A") and (ii) a $225 million non-amortizing term loan ("Tranche B"). PAAI incurs a commitment fee of .5% per annum on the unused portion of Tranche A. The commitment for Tranche A reduces in twenty-four equal quarterly amounts commencing September 30, 1998, with final maturity on June 30, 2004. Tranche B of the PAAI Credit Facility is repayable at maturity on June 30, 2005. Prepayment of principal on Tranche B is subject to a penalty of 1% on amounts prepaid prior to December 31, 1998, and .5% thereafter through June 30, 1999. The PAAI Credit Facility bears interest at PAAI's option at Base Rate (as defined therein) or (i) LIBOR plus 1.75% for Tranche A

                      PLAINS ALL AMERICAN PIPELINE, L.P.

and (ii) LIBOR plus 3.00% prior to September 30, 1998 and LIBOR plus 2.75% thereafter for Tranche B. PAAI has entered into 10 year interest rate swaps with three of the lending banks to fix the LIBOR portion of the interest rate on $200 million of indebtedness under Tranche B at 5.96% plus the applicable margin.

  C. Reflects the elimination of certain Wingfoot assets and liabilities which were retained by Wingfoot at the date of the Acquisition (in thousands):

      Cash and cash equivalents....................................... $     87
      Accounts receivable.............................................   (1,004)
      Prepaids and other..............................................    5,431
      Accounts payable and accrued liabilities........................    3,978
      Other long-term liabilities.....................................   14,231
      Retained earnings...............................................  (13,695)

  D. Reflects the July 1998 collection by Wingfoot of a $25.1 million receivable from an affiliate of Goodyear and the concurrent distribution of $25.1 million to Goodyear. Such amounts were paid pursuant to the Agreement.

 The unaudited Pro Forma Consolidated Income Statements reflect the following adjustments:

  E. Reflects the elimination of historical Wingfoot depreciation and amortization expense, including impairment charges in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed Of". Wingfoot's depreciation and amortization expense for 1997 includes an approximate $64.2 million impairment charge determined using discounted before-tax expected cash flows to Wingfoot from the assets acquired in the Acquisition.

  F. Reflects pro forma depreciation and amortization expense based on the purchase price of the Wingfoot assets by PAAI. The pro forma composite useful depreciable life of the acquired fixed assets is 36 years.

  G. Reflects the elimination of interest expense on loans from Goodyear to Wingfoot. In connection with the Acquisition, Goodyear made a capital contribution of $866.1 million to Wingfoot. Concurrently, the related party debt and accrued interest of approximately $865.2 million was repaid in full to Goodyear on June 15, 1998.

  H. Reflects estimated incremental expenses to be incurred by Plains Resources due to the Acquisition. Such amounts include estimated expenses included in operations and maintenance expense for issuance of letters of credit in excess of such amounts incurred by Plains Resources due primarily to the elimination of Goodyear as a guarantor of Wingfoot's crude oil purchase obligations and additional estimated amounts included in operations and maintenance expenses for insurance expenses related to the assets and operations of Wingfoot. The letter of credit expenses were estimated based on actual incremental letter of credit fees incurred during July and August 1998 which were a direct result of the Acquisition. The additional insurance expense reflects Goodyear's past practice of self insuring the assets and operations of Wingfoot.

  I. Reflects the elimination of expenses and credits associated with Wingfoot's post retirement health and benefit plans in which Wingfoot's employees are no longer entitled to participate so that operations and maintenance and general and administrative expense reflects the ongoing cost of employee benefits to Plains Resources.

  J. Reflects the reduction in compensation and benefits expense due to the recent termination of personnel. Such amounts are based on historical expenses incurred by Wingfoot. The terminations occurred in August 1998 and Plains Resources has no plans to replace these personnel. The reduction in personnel is not expected to adversely impact future revenues or costs.

                      PLAINS ALL AMERICAN PIPELINE, L.P.

  K. Reflects pro forma interest expense on amounts borrowed to fund the Acquisition. Pro forma interest expense was calculated using a weighted average interest rate of approximately 8.5%. PAAI has entered 10 year interest rate swaps to fix the LIBOR portion of the interest rate for $200 million of Tranche B at 5.96%.

  L. Reflects income tax expense on pro forma pre-tax income based on an effective tax rate of 39% which is the estimated tax rate of Plains Resources.

  M. Reflects dividends on the Series E Preferred Stock.

  N. The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share ("EPS") computations for pro forma income from continuing operations for the six months ended June 30, 1998 and the year ended December 31, 1997, respectively, as required by Statement of Financial Accounting Standards No. 128 ("FAS 128"), Earnings Per Share:

                                                    FOR THE SIX MONTHS ENDED
                                                         JUNE 30, 1998
                                                --------------------------------
                                                                           PER
                                                  INCOME       SHARES     SHARE
                                                (NUMERATOR) (DENOMINATOR) AMOUNT
                                                ----------- ------------- ------
                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                             DATA)
                                                          (UNAUDITED)
Net income....................................    $ 9,982
Less: preferred stock dividends...............     (4,666)
                                                  -------
Income available to common stockholders.......      5,316      16,772     $ 0.32
                                                                          ======
Effect of dilutive securities:
  Employee stock options......................         --       1,090
  Warrants....................................         --         549
                                                  -------      ------
Income available to common stockholders assum-
 ing dilution.................................    $ 5,316      18,411     $ 0.29
                                                  =======      ======     ======
                                                       FOR THE YEAR ENDED
                                                       DECEMBER 31, 1997
                                                --------------------------------
                                                                           PER
                                                  INCOME       SHARES     SHARE
                                                (NUMERATOR) (DENOMINATOR) AMOUNT
                                                ----------- ------------- ------
                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                             DATA)
                                                          (UNAUDITED)
Net income....................................    $32,852
Less: preferred stock dividends...............     (8,238)
                                                  -------
Income available to common stockholders.......     24,614      16,603     $ 1.48
                                                                          ======
Effect of dilutive securities:
  Employee stock options......................         --       1,085
  Warrants....................................         --         516
                                                  -------      ------
Income available to common stockholders
 assuming dilution............................    $24,614      18,204     $ 1.35
                                                  =======      ======     ======

  Certain options and warrants to purchase shares of common stock were not included in the computations of diluted EPS because the exercise prices were greater than the average market price of the common stock during the periods of the EPS calculations, resulting in antidilution. In addition, the Plains Resources Series D Preferred Stock, which is convertible into .9 million shares of common stock and the Series E Preferred stock which is convertible into 4.7 million shares of common stock were not assumed to be converted in the computation of diluted EPS because the effect was antidilutive.